Exhibit 10.10

Performance Share Award

DATE:	«Date»
TO:	«First_Name» «Last_Name»
«Company_Name»

Here are the details for your performance share award:

	Your target performance share award at the 100% level —	«Target_perf_share_awd» shares of Dover Common Stock
	The base year	«Base_year»
	The performance period is the three-year period commencing —	«Perf_period»
The actual number of shares distributed to you will be based on the level of total shareholder return (“TSR”) of Dover as set forth in the attached definition of TSR for the performance period relative to the TSRs of a selected peer group of companies, which performance levels and peer group are set forth in the attached Performance Share Payout Table.
Your performance share award is subject to all the terms and provisions of the Plan, which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein. A copy of the Plan A copy of the Plan can be found on www.dovercorporation.com/investorinformation.asp in the SEC Filings, Proxy Filing on 3/24/2009 Appendix A.
In addition, your award is subject to the following:
1.	Within two and one-half months following the end of the performance period, Dover will distribute to you the shares of Dover Common Stock in payment of your performance share award if Dover has reached certain levels of TSR in comparison to the TSRs of the companies in its peer group as set forth in the attached Performance Share Payout Table, and the other conditions of your award are satisfied.

2.	By accepting this award, you hereby consent to the collection, use and transfer of any personally identifiable information about you relating to your participation in the Plan to Dover and its affiliates for the purpose of administering this performance share award. Your personal information may be transferred to the United States, a jurisdiction that may not have an equivalent level of data protection as the laws in your home country. Dover and its affiliates will take reasonable steps to ensure the security of your personal information and to avoid unauthorized or accidental access, erasure or other use. Your personal information will only be held as long as necessary to administer the Plan or this performance share award. You may, at any time, request access to your personal information held about you in connection with this performance share award and make any necessary amendments to your personal information or withdraw your consent. Withdrawing your consent may affect Dover and its affiliates’ ability to administer the performance share award.

3.	Your award is not transferable by you other than by will or the laws of descent and distribution.

4.	Dover and your employer reserve the right to amend, modify, or terminate the Plan at any time in their discretion without notice.

I hereby acknowledge and agree that I have reviewed the Plan and this agreement and agree to the terms and conditions set forth herein and therein. By signing and returning one copy of this award agreement, together with the attached stock power, I hereby consent to the collection, use and transfer of my personally identifiable information to Dover and its affiliates for the purpose of administering the performance share award. I further consent to the transfer of my personal information to the United States, a jurisdiction that may not have an equivalent level of data protection as the laws in my home country.
This award agreement shall only become effective upon receipt by Dover of your signed copy of this agreement and the stock power endorsed by you in blank.

Employee	«Signature» President

Date
Revised February, 2011

DATE:
TO:
COMPANY:
Performance Share Payout Table
Peer Group Companies:
Subject to change, the following 38 companies constitute Dover’s peer group of companies. This group may change due to mergers, acquisitions, bankruptcies, changes in business of other reasons deemed appropriate by the Compensation Committee.
3M Company, Actuant Corp., Agco Corp., Agilent Technologies, Inc., Ametek, Inc., Cameron International Corporation, Carlisle Cos. Inc., Cooper Industries Inc., Crane Co., Danaher Corp., Deere & Company, Eaton Corp., Emerson Electric Co., Flowserve Corporation, FMC Technologies, Inc., Honeywell International, Inc., Hubbell Incorporated, IDEX Corporation, Illinois Tool Works Inc., Ingersoll-Rand Company Limited, ITT Industries, Inc., Leggett & Platt, Incorporated, The Manitowoc Company, Inc., Masco Corporation, Oshkosh Corporation, Paccar Inc., Pall Corporation, Parker-Hannifin Corp., Pentair Inc., Precision Castparts Corp., Rockwell Automation, Inc., Roper Industries Inc., SPX Corporation, Terex Corporation, The Timken Company, Tyco International Ltd., United Technologies Corp. and Weatherford International Ltd.
Payout Formula:

Dover 3-year TSR Performance Relative to TSR. of Peer Group Companies	Payout Level	Payout Percentage of Target Grant
≥ 75th Percentile	Maximum	200%
50th Percentile	Target	100%
35th Percentile	Threshold	50%
≤ 35th Percentile	Below Threshold	0%
The formula will be applied on a sliding scale between the “Threshold” and “Maximum” payout levels, based on Dover’s 3-year TSR relative to the TSR of the peer group companies for the performance period.

TSR Definition
TSR = (change in stock price plus dividends) / (initial value)
     Change in stock price is the difference in the closing price of a share of such company’s common equity securities on the last trading day of the base year and the closing price of a share of such company’s common equity securities on the last trading day of the last year of the performance period.
     Dividends equals dividends per share of such company’s common equity securities paid during the performance period.
     The initial value is the closing price of a share of such company’s common equity securities on the last trading day of the base year.
If a peer group company has more than one class of common equity securities, TSR for that company will be based on its class of publicly traded common equity securities that has the highest aggregate market value of outstanding shares held by non-affiliates, as set forth in the company’s most recent annual report.